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                                                               Exhibit 99(d)(iv)


                   FORM OF INVESTMENT SUB-ADVISORY AGREEMENT


         This Investment Sub-Advisory Agreement (the "Agreement") is made as of the ____ day of _______, 2000 by and between Assante Asset Management, Inc. ("Adviser") and Roxbury Capital Management, LLC ("Sub-Adviser").

                               W I T N E S S E T H

         WHEREAS, Adviser is the investment adviser of the U.S. Growth Strategy Fund, (the "Fund"), a series of the SA Funds Investment Trust (the "Trust"), an open-end diversified, management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");

         WHEREAS, Adviser desires to retain Sub-Adviser to furnish investment advisory services for the Fund, and Sub-adviser wishes to provide such services, upon the terms and conditions set forth herein;

         NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

1. Appointment. Adviser hereby appoints Sub-Adviser to provide certain sub-investment advisory services to the Fund for the period and on the terms set forth in this Agreement. Sub-Adviser hereby accepts such appointment and agrees to furnish the services on the terms set forth in this Agreement.

2. Sub-Adviser Services. Subject always to the supervision of the Fund's Board of Trustees and Adviser, Sub-Adviser will furnish an investment program in respect of, and make investment decisions for, such portion of the assets of the Fund as Adviser shall from time to time designate (each a "Fund Segment") and place all orders for the purchase and sale of securities on behalf of each Fund Segment. In the performance of its duties, Sub-Adviser will satisfy its fiduciary duties to the Fund and will monitor each Fund Segment's investments, and will comply with the provisions of the Trust's Declaration of Trust and By-laws, as amended from time to time, and the stated investment objectives, policies and restrictions of the Fund as set forth in the prospectus and Statement of Additional Information for the Fund, as amended from time to time, as well as any other written objectives, policies or limitations as may be provided to and accepted by Sub-Adviser from Adviser in writing from time to time.

         Sub-Adviser will provide reports at least quarterly to the Trust's Board of Trustees and to Adviser. Sub-Adviser will make its officers and employees available to Adviser and the Board of Trustees from time to time at reasonable times to review investment policies of the Fund with respect to each Fund Segment and to consult with Adviser regarding the investment affairs of each Fund Segment.

         Sub-Adviser agrees that it:

         (a) will use the same skill and care in providing such services as it uses in providing services to fiduciary accounts for which it has investment responsibilities;

         (b) will comply with all applicable provisions of the 1940 Act and rules and regulations of the Securities and Exchange Commission in all material respects and in addition will conduct its activities under this Agreement in accordance, with any applicable laws and regulations of any governmental authority pertaining to its investment advisory activities;
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         (c)      to the extent directed by Adviser in writing, will execute purchases and sales of portfolio securities for each Fund Segment through brokers or dealers designated by management of the Trust to Adviser for the purpose of providing direct benefits to the Fund, provided that Sub-Adviser determines that such brokers or dealers will provide best execution in view of such other benefits, and is hereby authorized as the agent of the Fund to give instructions to the Fund's custodian as to deliveries of securities or other investments and payments of cash of each Fund Segment to such brokers or dealers for the account of the Fund. Adviser and the Fund understand that the brokerage commissions or transaction costs in such transactions may be higher than those which the Sub-Adviser could obtain from another broker or dealer, in order to obtain such benefits for the Fund;

         (d) is authorized to and will select all other brokers or dealers that will execute the purchases and sales of portfolio securities for each Fund Segment and is hereby authorized as the agent of the Fund to give, instructions to the Fund's custodian as to deliveries of securities or other investments and payments of cash of each Fund Segment for the account of the Fund. In making such selection, Sub-Adviser is directed to use its best efforts to obtain best execution, taking into account all appropriate factors, including price, dealer spread or commission, size and difficulty of the transaction and research or other services provided. With respect to transactions under subparagraph (c) or this subparagraph (d), it is understood that Sub-Adviser will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Fund or in respect of the Fund, or be in breach of any obligation owing to the Fund or in respect of the Fund under this Agreement, or otherwise, solely by reason of its having caused the Fund to pay a member of a securities exchange, a broker or a dealer a commission for effecting a securities transaction of the Fund in excess of the amount of commission another member of an exchange, broker or dealer would have charged if Sub-Adviser determined in good faith that the commission paid was reasonable in relation to the brokerage and research services provided by such member, broker, or dealer, viewed in terms of that particular transaction or Sub-Adviser's overall responsibilities with respect to the accounts as to which it exercises investment discretion;

         (e) is authorized to consider for investment by each Fund Segment securities that may also be appropriate for other funds and/or clients served by Sub-Adviser. To assure fair treatment of each Fund Segment and all other clients of Sub-Adviser in situations in which two or more clients' accounts participate simultaneously in a buy or sell program involving the same security, such transactions will be allocated among each Fund Segment and other clients in a manner deemed equitable by Sub-Adviser. Sub-Adviser is authorized to aggregate purchase and sale orders for securities held (or to be held) in each Fund Segment with similar orders being made on the same day for other eligible client accounts or portfolios managed by Sub-Adviser. When an order is so aggregated, the actual prices applicable to the aggregated transaction will be averaged and each Fund Segment and each other account or portfolio participating in the aggregated transaction will be treated as having purchased or sold its portion of the securities at such average price. Adviser and the Fund understand that Sub-Adviser may not be able to aggregate transactions through brokers or dealers designated by Adviser with transactions through brokers or dealers selected by Sub-Adviser, in which event the prices paid or received by each Fund Segment will not be so averaged and may be higher or lower than those paid or received by other accounts or portfolios of Sub-Adviser;



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         (f)      will report regularly to Adviser and to the Fund's Board of
                  Trustees and will make appropriate persons available for the purpose of reviewing with representatives of Adviser and the Board of Trustees on a regular basis at reasonable times the management of each Fund Segment, including without limitation, review of the, general investment strategies of each Fund Segment, the performance of each Fund Segment in relation to standard industry indices and general conditions affecting the marketplace, and will provide various other reports from time to time as reasonably requested by Adviser;

         (g) will prepare such books and records with respect to each Fund Segment's securities transactions, as requested by Adviser and will furnish Adviser and the Fund's Board of Trustees such periodic and special reports as the Board or Adviser may reasonably request;

         (h) will vote all proxies with respect to securities in each Fund Segment; and

         (i) will act upon reasonable instructions from Adviser which, in the reasonable determination of Sub-Adviser, are not inconsistent with Sub-Adviser's fiduciary duties under this Agreement.

3. Expenses. During the term of this Agreement, Sub-Adviser will provide the office space, furnishings, equipment and personnel required to perform its activities under this Agreement, and will pay all customary expenses incurred by it in connection with its activities under this Agreement, which shall not include the cost of securities (including brokerage commissions, if any) purchased for each Fund Segment.

4. Compensation. For the services provided under this Agreement, Adviser will pay Sub-Adviser a Sub-Advisory fee computed and paid as set forth in Exhibit A hereto.

5. Other Services. Sub-Adviser will for all purposes herein be deemed to be an independent contractor and will, unless otherwise expressly provided or authorized, have no authority to act for or represent Adviser, the Fund or the Trust or otherwise be deemed an agent of Adviser, the Fund or the Trust. Adviser understands and has advised the Fund's Board of Trustees that Sub-Adviser acts as an investment adviser or sub-investment adviser to other investment companies and other advisory clients. Sub-Adviser understands that during the term of this Agreement Adviser may retain one or more other sub-advisers with respect to any portion of the assets of the Fund other than the Fund Segments.

6. Representations of Sub-Adviser. Sub-Adviser represents and warrants that it is registered with the Securities and Exchange Commission under the Advisers Act. Sub-Adviser agrees that it shall remain so registered throughout the term of this Agreement and shall notify Adviser immediately if Sub-Adviser ceases to be so registered as an investment adviser. Sub-Adviser further represents and warrants that it: (a) is duly organized and validly existing under the laws of the state of its organization with the power to own and possess its assets and carry on its business as it is now being conducted; (b) has the authority to enter into and perform the services contemplated by this Agreement; (c) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (d) has met, and will continue to seek to meet for the duration of this Agreement, any other applicable federal or state requirements, and the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform its services under this Agreement; and (e) will promptly notify Adviser of the occurrence of any event that would disqualify it from serving as an investment adviser to an investment company pursuant to Section 9(a) of the 1940 Act. In addition, Sub-

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         Adviser represents that it has provided Adviser with copies of each of the following documents: (i) Sub-Adviser's Form ADV as filed with the Securities Exchange Commission; and (ii) separate lists of persons who Sub-Adviser wishes to have authorized to give written and/oral instructions to the custodians of the Fund's assets for the Fund. Sub-Adviser will furnish Adviser from time to time with copies, properly certified or otherwise authenticated, of all material amendments of or supplements to the foregoing, if any. Such amendments or supplements as to items (i) through (ii) will be provided within 10 days of the time such materials became available to Sub-Adviser.

7. Books and Records. Sub-Adviser will maintain, in the form and for the period required by Rule 31a-2 under the 1940 Act, all records relating to each Fund Segment's investments that are required to be maintained by the Fund pursuant to the requirements of paragraphs (b)(5), (b)(6),
         (b)(7), (b)(9), (b)(10) and (f) of Rule 3la-1 under the 1940 Act.
         Sub-Adviser agrees that all books and records which it maintains in connection with its management of the Fund Segments are the property of the Fund and - further agrees to surrender promptly to the Adviser or the Fund any such books, records or information upon the Adviser's or the Fund's request (provided, however, that Sub-Adviser may retain copies of such records). All such books and records shall be made available, with prompt and reasonable access upon reasonable notice to the Fund's accountants or auditors during regular business hours at Sub-Adviser's offices. Adviser and the Fund or either of their authorized representatives shall have the right to copy any records in the possession of Sub-Adviser which pertain to the Fund or the Trust. Such books, records, information or reports shall be made available to properly authorized government representatives consistent with state and federal law and/or regulations, In the event of the termination of this Agreement, all such books, records or other information shall be returned to Adviser or the Fund, provided, however, that Sub-Adviser may retain copies of such records.

         Sub-Adviser agrees that it will not disclose or use any records or confidential information obtained pursuant to this Agreement in any manner whatsoever except as authorized in this Agreement or in writing by Adviser or the Fund, or if such disclosure is required by federal or state, regulatory authorities. Sub-Adviser may disclose the investment performance of each Fund Segment, provided that such disclosure does not reveal the identity of Adviser, the Fund or the Trust. Sub-Adviser may, however, disclose that Adviser, the Fund and the Trust are its clients.

8. Code of Ethics. Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide Adviser and the Fund with a copy of such code. Within 20 days of the end of each calendar quarter during which this Agreement remains in effect, the president or a vice president of Sub-Adviser shall certify to Adviser or the Fund that Sub-Adviser has complied with the requirements of Rule 17j-1 during the previous quarter and that there have been no violations of Sub-Adviser's code of ethics or, if any violation has occurred, the nature of such violation and of the action taken in response to such violation.

9. Limitation of Liability. Neither Sub-Adviser nor any of its directors, officers, stockholders, agents or employees shall have any liability to Adviser, the Fund or any shareholder of the Fund for any error of judgment, mistake of law, or loss arising out of any investment, or for any other act or omission in the performance by Sub-Adviser of its duties hereunder, except for liability resulting from willful misfeasance, bad faith, or gross negligence on Sub-Adviser's part in the, performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.


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         Sub-Adviser agrees to indemnify and defend Adviser, its officers, directors, employees and any person who controls Adviser for any loss or expense (including reasonable attorneys' fees) arising out of or in connection with any action, suit or proceeding relating to any actual or alleged material misstatement or omission in the Fund's registration statement, any proxy statement, or any communication to current or prospective investors in the Fund if such material misstatement or omission was made in reliance upon and in conformity with written information furnished by Sub-Adviser to Adviser or the Fund.

         Adviser agrees to indemnify and defend Sub-Adviser, its officers, directors, employees and any person who controls Sub-Adviser for any loss or expense (including reasonable attorneys' fees) arising out of or in connection with any action, suit or proceeding relating to any actual or alleged material misstatement or omission in the Fund's registration statement, any proxy statement, or any communication to current or prospective investors in the Fund (other than any material misstatement or omission made in reliance upon and in conformity with written information furnished by Sub-Adviser to Adviser or the Fund).

10. Term and Termination. This Agreement shall become effective with respect to each Fund Segment on _____________, 2000, and shall remain in full force until __________________, unless sooner terminated as hereinafter provided. This Agreement shall continue in force from year to year thereafter with respect to the Fund, but only as long as such continuance is specifically approved for the Fund at least annually in the manner required by the 1940 Act and the rules and regulations thereunder; provided, however, that if the continuation of this Agreement is not approved for the Fund, Sub-Adviser may continue. to serve in such capacity for the Fund in the manner and to the extent permitted by the 1940 Act and the rules and regulations thereunder.

         This Agreement shall terminate as follows:

         (a) This Agreement shall automatically terminate in the event of its assignment (as defined in the Advisers Act) and may be terminated at any time without the payment of any penalty by Adviser or by Sub-Adviser on sixty days written notice to the other party. This Agreement may also be terminated by the Fund with respect to the Fund by action of the Board of Trustees or by a vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act) on sixty days written notice to Sub-Adviser by the Fund.

         (b) This Agreement may be terminated with respect to the Fund at any time without payment of any penalty by Adviser, the Board of Trustees or a vote of majority of the outstanding voting securities of the Fund in the event that Sub-Adviser or any officer or director of Sub-Adviser has taken any action which results in a material breach of the covenants of Sub-Adviser under this Agreement.

         (c) This Agreement shall automatically terminate in the event the investment management agreement between Adviser and the Fund with respect to the Fund is terminated, assigned or not renewed.

                  Termination of this Agreement shall not affect the right of Sub-Adviser to receive payments of any unpaid balance of the compensation described in Section 4 earned prior to such termination.


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11.      Notice. Any notice under this Agreement by a party shall be in writing, addressed and personally delivered, mailed postage prepaid, or sent by facsimile transmission with confirmation of receipt, to the other party at such address as such other party may designate in writing for the receipt of such notice.

12. Adviser Representations and Responsibility. Adviser represents and warrants that it has all requisite power and authority to execute, deliver and perform this Agreement, that the execution and delivery of this Agreement has been duly authorized and when so executed and delivered will be binding upon Adviser in accordance with its terms. Adviser will deliver to Sub-Adviser such evidence of its authority with respect to this Agreement as Sub-Adviser may reasonably require, whether by way of a certified resolution or otherwise. Adviser will provide Sub-Adviser with copies of the Fund's constituent documents, prospectus, and Statement of Additional Information and any amendment thereto, and any objectives, policies or limitations not appearing therein as they may be relevant to Sub-Adviser's performance under this Agreement; provided, however, that no changes or modifications to the foregoing shall be binding on Sub-Adviser until it is notified thereof.

13. Miscellaneous. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and may be amended only by written consent of both parties. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement is held or made, invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby. This Agreement will be binding upon and shall inure to the benefit of the parties and their respective successors.

17. Applicable Law. This Agreement shall be construed in accordance with applicable federal law and the laws of the State of California.


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         IN WITNESS WHEREOF, Adviser and Sub-Adviser have caused this Agreement to be executed as of the date and year first above written.


                                       ASSANTE ASSET MANAGEMENT, INC.

                                       By: _______________________________
                                             Name:
                                             Title:


                                       ROXBURY CAPITAL MANAGEMENT, LLC

                                            By: _______________________________
                                                Name:
                                                Title:


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                                    EXHIBIT A

                                  FEE SCHEDULE

Adviser shall pay Sub-Adviser with respect to each Fund Segment each calendar month during the term of this Agreement, a fee based on the average daily net assets of each Fund Segment, at the following annual rates:

                  .50% of the first $100 million of assets under management;

                  .40% on the remaining assets under management thereafter